Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE
BRIGHAM EXPLORATION ANNOUNCES FRIO DISCOVERY, PROVIDES OPERATIONAL UPDATE AND ANNOUNCES EXECUTION OF WILLISTON BASIN MINERAL SALE AGREEMENT
Austin, TX — March 31, 2009 — Brigham Exploration Company (NASDAQ: BEXP) announced production testing of the G.S. Harrison Unit #2 at a rate of 3.0 MMcfe per day, provided an update on well performance in the Williston Basin and announced the execution of the sales agreement for its mineral interests in the Williston Basin for $6 million.
G.S. Harrison Unit #2 — Brigham has successfully production tested its G.S. Harrison Unit #2 at rate of approximately 3.0 MMcfe per day from the lowest pay interval in the primary Frio objective, which is now commencing production to sales. Brigham owns an approximate 63% working interest and an approximate 47% net revenue interest in the well. The G.S. Harrison Unit #2 is located in Matagorda County, Texas and encountered approximately 61 feet of net pay in the upper and lower target sands. The well was perforated and fractured stimulated from 20 feet of net pay in the lower sands, with the upper 41 feet of apparent net pay remaining behind pipe for completion at a later date. Other interest owners in the well include Panhandle Oil and Gas Inc. (NYSE, PHX), with a 12.5% working and 9.5% revenue interest.
Williston Basin Operations Update — West of the Nesson Anticline in Williams County, North Dakota, Brigham has successfully placed the Olson 10-15 #1H on rod pump at a current rate of approximately 573 barrels of oil and 430 Mcf of natural gas per day. Brigham owns an approximate 100% working interest and 79% net revenue interest in the well.
In Sheridan County, Montana Brigham successfully brought on line the Friedrich Trust 31 #1 at an early rate of 200 barrels of oil per day on March 17th, and the well was recently producing approximately 145 barrels of oil per day. Brigham owns an approximate 77% working interest and 59% net revenue interest in the well. The Friedrich Trust represents the third consecutive Red River discovery utilizing 3-D seismic stratigraphic attributes to identify reservoirs.
Williston Basin Mineral Interest Sale — Brigham has executed the sales agreement on the $6 million sale of approximately 3,122 net mineral interest acres. The sale is effective March 1, 2009 and will close by April 15, 2009.
Bud Brigham, the Chairman, President and CEO, stated, “We’re excited about our most recent discovery along the onshore Gulf Coast, the G.S. Harrison Unit #2. This is a nice PDP reserve addition which will fully impact our second quarter production volumes.”
Bud Brigham continued, “We also continue to be impressed by the very strong performance of our Olson 10-15 #1H, which was drilled in our approximate 105,000 net acres west of the Nesson Anticline in North Dakota. Based on its early performance, it’s easily the best well we’ve drilled in the Bakken and Three Forks play, significantly outperforming even our best Mountrail County wells. The Olson has already produced over 28,000 barrels of oil since coming on line just over two months ago, illustrating the substantial improvement in well performance and economics we’re experiencing in the play as we and other operators continually innovate. Given our recent results and, since year end, the combination of the rebound in oil prices, the decline in Williston Basin differentials and the significant decline in service costs, the economics of drilling Bakken and Three Forks wells appear very attractive today. We expect further improvement in drilling economics as we move through 2009.”

Bud Brigham stated, “We’re pleased to have executed the sales agreement for our mineral interest in the Williston Basin. The execution of the agreement represents the completion of the first step in the process we outlined in the fourth quarter conference call to generate additional liquidity so as to be in position to take advantage of an improving operating environment.”
Gene Shepherd, Executive Vice President and Chief Financial Officer stated, “We are progressing on the other initiatives discussed in our year end conference call. We continue to evaluate the potential sale of our non-operated Mountrail County acreage in the Parshall / Austin / Sanish Fields and the potential sale of a portion of our leasehold in our remaining Williston Basin acreage. We are also taking steps to reduce our general and administrative costs, including reducing executive officer salaries by 25%. Furthermore, we’ve monetized a number of our high value 2009 natural gas costless collars, generating an incremental $3.2 million in cash, and simultaneously replacing such collars with swaps at the current market.”
About Brigham Exploration
Brigham Exploration Company is a leading independent exploration and production company that applies 3-D seismic imaging and other advanced technologies to systematically explore for and develop onshore domestic oil and natural gas reserves. For more information about Brigham Exploration, please visit our website at www.bexp3d.com or contact Investor Relations at 512-427-3444.
Forward-Looking Statement Disclosure
Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements within the meaning of the federal securities laws. Important factors that could cause our actual results to differ materially from those contained in the forward-looking statements include our growth strategies, our ability to successfully and economically explore for and develop oil and gas resources, anticipated trends in our business, our liquidity and ability to finance our exploration and development activities, market conditions in the oil and gas industry, our ability to make and integrate acquisitions, the impact of governmental regulation and other risks more fully described in the company’s filings with the Securities and Exchange Commission. Forward- looking statements are typically identified by use of terms such as “may,” “will,” “expect,” “anticipate,” “estimate” and similar words, although some forward-looking statements may be expressed differently. All forward-looking statements contained in this release, including any forecasts and estimates, are based on management’s outlook only as of the date of this release, and we undertake no obligation to update or revise these forward-looking statements, whether as a result of subsequent developments or otherwise.

Contact:	Rob Roosa, Finance Manager (512) 427-3300